Exhibit 23.1

Consent of Independent Auditor’s Report

The Board of Directors
GSE Systems, Inc.

We consent to the incorporation by reference in the registration statements No. 333-138702 and No. 333-150249 on Form S-8 and registration statements No. 333-161121, No. 333-147537, No. 333-144623, No. 333-143199, No. 333-134569 and No. 333-126472 on Form S-3 of GSE Systems, Inc. of our report dated March 21, 2011, with respect to the consolidated balance sheets of EnVision Systems, Inc. and Subsidiary as of December 31, 2010 and 2009, and the related consolidated statements of operations,  changes in stockholders’ equity, and cash flows for each of the years in the two year period ended December 31, 2010, which report appears in the Form 8-K/A of GSE Systems, Inc. filed on March 21, 2011.

/s/ KPMG LLP

Baltimore, Maryland
March 21, 2011